EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (in thousands except per share data)


A. Weighted average shares outstanding basis:

                                                    Fiscal year ended May 31
                                                 ------------------------------
                                                   1997        1996      1995
                                                 --------   --------   --------


   Net income ..........................         $ 90,840   $ 75,183   $62,743
                                                 ========   ========   =======
   Weighted average
     shares outstanding.................           47,631     47,099    46,891
                                                 ========   ========   =======

  Earnings per share....................         $  1.907   $  1.596   $ 1.338
                                                 ========   ========   =======


B. Primary basis:

                                                    Fiscal year ended May 31
                                                 -----------------------------
                                                   1997       1996       1995
                                                 -------     -------   -------

   Net income .............................      $90,840    $75,183    $62,743
                                                 =======    =======    =======

   Weighted average
      shares outstanding ..................       47,631     47,099     46,891

   Plus - net shares to be issued upon
      exercise  of  dilutive  stock
      options after applying treasury
      stock method ........................          752        752        773
                                                 -------    -------    -------

                                                  48,383     47,851     47,664
                                                 =======    =======    =======

   Earnings per share......................       $1.878     $1.571     $1.316
                                                 =======    =======    =======

C. Fully diluted basis:

                                                    Fiscal year ended May 31
                                                 -----------------------------
                                                   1997       1996       1995
                                                 -------     -------   -------


    Net income...........................        $90,840     $75,183   $62,743
                                                 =======     =======   =======

    Weighted average
       shares outstanding................         47,631      47,099    46,891

    Plus - net shares to be issued
       upon exercise of dilutive stock
       options after applying treasury
       stock method......................            844         905       859
                                                --------     -------   -------

                                                  48,475      48,004    47,750
                                                ========    ========   =======


    Earnings per share..................          $1.874      $1.566    $1.314
                                                ========    ========   =======

     Note: Reported earnings per share for each year was based upon weighted average shares outstanding since neither the primary nor fully diluted amounts of per share earnings resulted in a reduction of 3% or more.


                                     - 13 -